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                                                                    EXHIBIT 99.1
NEWS RELEASE


                                                   FOR MORE INFORMATION CONTACT:
                                            NATALIE PHARR, DIR. OF COMMUNICATION
                                                  601-352-1107/FAX: 601-352-0588


                                                           FOR IMMEDIATE RELEASE

FRIEDE GOLDMAN INTERNATIONAL COMPLETES
ACQUISITION OF CANADIAN SHIPYARDS

     JACKSON, MISS. (Jan. 5, 1998)--Friede Goldman International Inc.
(Nasdaq: FGII) announced today the completion of the Marystown Shipyard Limited
(MSL) acquisition, effective January 1, 1998.

     J.L. Holloway, chairman and CEO of Friede Goldman International, said, "This acquisition gives us additional shipyard capacity and closer proximity to developments in the North Sea and off the coast of Canada. It also provides year-round production capability and the additional capability to construct semisubmersibles, as well as other vessels. Friede Goldman has been using these facilities for subcontracting work since early 1997, and we anticipate a smooth transition."

     Friede Goldman International purchased the two shipyard facilities that form MSL from the government in St. John's Newfoundland, for $1 and a guarantee of 1.2 million man hours a year for three years. Marystown Shipyard Limited, renamed Friede Goldman Newfoundland, is the largest fabricator in Newfoundland, operating two well-equipped and efficient deepwater, ice free facilities.
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                                                              COMPLETION--PAGE 2

     "We are very pleased to welcome Friede Goldman Newfoundland to our family of companies," said Holloway. "This is a first class operation, with an experienced and skilled workforce. Friede Goldman's backlog continues to grow, and we are extremely pleased with our position within the industry."

     Friede Goldman International also recently announced plans to expand its new shipyard, Friede Goldman Offshore, still under construction on the Mississippi Gulf Coast.

     Friede Goldman International is a leading provider of offshore drilling services, including design and engineering, new construction, financing, repair, retrofit, and modification. The Company's outstanding Common Stock is quoted on the NASDAQ National Market under the symbol "FGII".

*Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman International Inc. expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman International Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman International Inc. and which are discussed in Friede Goldman International Inc.'s Registration Statement on Form S-1. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.